EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

August 2, 2000

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated August 2, 2000 of eNucleus, Inc., filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein, except for Item 4(b) for which we have no basis to agree or disagree.


Very truly yours,

/s/ Arthur Andersen LLP


cc:  Mr. John C. Paulsen, Chief Executive Officer, eNucleus, Inc.